Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 19, 2017, relating to the financial statements and the effectiveness of internal control over financial reporting, appearing in CytoDyn Inc.’s Annual Report on Form 10-K for the year ended May 31, 2017.

/s/ Warren Averett, LLC

Birmingham, Alabama
March 23, 2018